UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 27, 2001

Supreme Hospitality

(Exact name of registrant as specified in charter)

Nevada

(State of other jurisdiction of incorporation or organization)

88-0460457

(I.R.S. Employer Identification Number)

41919 Skywood Drive Temecula

(Address of Principal Executive Office)

92591-1877

(Zip Code)

Registrant's Executive Office Telephone Number: (909)-506-3435

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TABLE OF CONTENTS

Item 1: Changes in Control of Registrant	3
Signatures	3

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ITEM 1:  CHANGES IN CONTROL OF REGISTRANT

Three million (3,000,000) common shares were originally issued to Floyd & Glenda Janeway, representing 33% ownership of Supreme Hospitality.  On December 14, 2001 the Janeways, with consent of the Board, transferred the three million common shares to Larry W. Lang.  Larry W. Lang returned one million five hundred thousand (1,500,000) shares of the common stock, to the company.  The Board unanimously agreed to accept the one million five hundred thousand (1,500,000) shares of common stock and cancel the shares.

As of October 31, 2001 Supreme Hospitality owed Larry W. Lang and Lang Construction & Development Inc. $530,383.76 plus the accrued interest of $81,357.63 making the total amount due $611,741.39.  Larry W. Lang and Lang Construction & Development Inc. agreed to accept a total of two hundred ninety-two thousand (292,000) shares of common stock in Supreme Hospitality as payment in full.  The Board voted and unanimously agreed to pay Larry W. Lang two hundred ninety-two thousand (292,000) shares of common stock in Supreme Hospitality in exchange for the loans the company owed Mr.  Lang and Lang Construction & Development, Inc.  On December 14, 2001 the Board instructed the President of the company to issue the two hundred ninety-two thousand (292,000) shares of common stock.  The total issuance of common shares were issued to Larry W. Lang.

The result of the two hundred ninety-two thousand (292,000) common shares issued to Larry W. Lang for the retirement of debt and the canceling of the one million five hundred thousand (1,500,000) shares of common stock returned by Larry W. Lang reduced the issued and outstanding shares of common stock from ten million (10,000,000) to eight million seven hundred ninety-two thousand (8,792,000) common shares.  Mr. Larry W. Lang now owns and controls four million seven hundred fifty-two thousand (4,752,000) common shares representing 54% ownership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Supreme Hospitality

By/s/ Larry W.  Lang

Larry W.  Lang

Chairman, Sole Director, President

And Secretary/Treasurer (Principal

And Accounting Officer)

Date: December 26, 2001